Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 26, 2010. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Frank J. Crothers, Larry D. Thompson, Gregory E. Johnson, Charles B. Johnson and J. Michael Luttig and the ratification of PricewaterhouseCoopers LLP. No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Trustees:



Term Expiring 	               % of    % of             % of        % of Shares
2013                       outstanding  Shares           outstanding Present and
                    For        Shares   Voted  Withheld  Shares      Voting

Frank J. Crothers  115,441,986	87.92%	97.73%	2,676,835  2.04%	2.27%
Larry D. Thompson  115,482,650	87.96%	97.77%	2,636,171  2.01%	2.23%
Charles B. Johnson 114,845,143	87.47%	97.23%	3,273,678  2.49%	2.77%
Gregory E. Johnson 115,118,562	87.68%	97.46%	3,000,259  2.29%	2.54%



Term Expiring 	               % of    % of             % of        % of Shares
2011                       outstanding  Shares           outstanding Present and
                    For        Shares   Voted  Withheld  Shares      Voting

J. Michael Luttig 115,520,119	87.98%	97.80%	2,598,702   1.98%        2.20%

*Harris J. Ashton, Ann Torre Bates, Edith E. Holiday, David W. Niemiec, Frank A. Olson, Constantine D. Tseretopoulos and Robert E. Wade

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010.

	Shares Voted	% of outstanding Shares	% of Voted Shares
For	115,917,746	88.29%	             98.14%
Against	1,091,817	0.83%	              0.92%
292,692	1,109,257	0.84%                 0.94%
Total	118,118,820	89.96%	            100.00%